Exhibit 23.1
CONSENT OF PLANTE & MORAN, PLLC
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
LNB Bancorp, Inc.
We consent to the incorporation by reference in the registration statements No. 33-65034, No. 333-125288, No. 333-115385, No. 333-133621, No. 333-53210 and 333-187103 on Form S-8; No. 333-156647, No. 333-43441, No. 333-58414 and 333-193128 on Form S-3; No. 333-141580 on Form S-4; and No. 333-180906 on Form S-1 of LNB Bancorp, Inc. of our report dated February 27, 2014, with respect to the consolidated financial statements of LNB Bancorp, Inc. included in this Annual Report on Form 10-K of LNB Bancorp, Inc. for the year ended December 31, 2013.

/s/ Plante & Moran, PLLC
Auburn Hills, Michigan
February 27, 2014